Exhibit 99.1
News Release: IMMEDIATE RELEASE

For further information contact:

Susan Matthews, Media	317.590.3202
Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER RESULTS
  Consolidated Total Capital to Risk Weighted Assets of 10.8 percent
    Total Capital to Risk Weighted Assets at Irwin Union Bank of 11.3 percent and at Irwin Union Bank, FSB of 12.4 percent
  Loss of $54 Million, Down From $107 Million Loss In Prior Quarter
  Reserves for Loan Losses Increase to 4.98 percent, Up From 4.20 percent in Prior Quarter
    Credit Exposure to National Home Equity Industry Shrinking
  Expansion of Loan Portfolio in Columbus, Indiana Headquarters Market Reflects Objectives of Strategic Restructuring
  Standby Commitments for Shareholder Rights Offering Increased to $37 Million

Selected Financial Information

	Quarter-ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
Earnings
Earnings/Loss per Share	($1.85)	($3.64)	($0.64)
Net Income/Loss ($m)	(54.4)	(106.7)	(18)

Asset Quality
Net Charge-offs as % of Avg. Loans (these need SMT true-up) 1/	3.4%	7.3%	1.2%
Non-performing Loans as % of Total Loans (these need SMT true-up)	3.9%	2.1%	1.1%
Allowance as % of Total Loans	5.0%	4.2%	1.8%

Capital and Liquidity
Holding Company
Tier 1:Risk-weighted Assets	6.8%	7.4%	10.6%
Total Capital:Risk-weighted Assets	10.8%	10.6%	12.9%
Irwin Union Bank and Trust
Tier 1:Risk-weighted Assets	9.3%	9.2%	10.9%
Total Capital:Risk-weighted Assets	11.3%	11.0%	12.7%
Irwin Union Bank, FSB
Tier 1:Risk-weighted Assets	11.2%	9.3%	10.1%
Total Capital:Risk-weighted Assets	12.4%	10.6%	10.7%

Consolidated cash, cash equivalents and deposits with other institutions ($m)	$277	$185	$119
1/	Figures in second quarter 2008 are reduced to exclude charge-offs related to reclassification and sale of equipment finance leases sold in third quarter 2008.

(Columbus, IN, November 10, 2008) Irwin Financial Corporation (NYSE:IFC), today announced a loss of $54 million or $1.85 per share during the third quarter of 2008, a reduction from the second quarter loss of $107 million. Consolidated total capital to risk weighted assets ratios remained essentially unchanged at 10.8 percent versus 10.7 percent in the second quarter. The third quarter loss principally reflected charges associated with the sales of the Corporation's small ticket leasing portfolios and operations as part of the strategic restructuring of the company and provisions for credit losses in its commercial banking segment and in its liquidating home equity portfolio. The Corporation continued to reduce exposure to its national home equity portfolio through the securitization of $268 million of these loans. In recent weeks, the Corporation has obtained standby commitments for an additional $6 million in connection with its previously announced $50 million shareholder rights offering, raising the total level of commitments to $37 million or 74 percent of the planned offering.

"Despite the economic head-winds, we made substantial progress on our strategic restructuring during the third quarter," said Will Miller, Chairman and CEO of Irwin Financial.  "We exited the small-ticket leasing business. We securitized 85 percent of our remaining home equity whole loans, thereby capping our credit loss exposure on those loans. With the home equity portfolio in run-off mode, our credit exposure to the national home equity industry is shrinking.

"Plans to further strengthen our capital base are moving ahead," Miller continued. "We filed a registration statement with the Securities and Exchange Commission relating to a $50 million rights offering to our shareholders. On November 3rd, we received shareholder approval to increase our authorized shares, which provides us the flexibility to pursue our rights offering or other capital raising activities. We were also pleased to secure additional commitments from investors for our previously announced shareholder rights offering, increasing the total standby commitments from $31 million to $37 million.

"We believe that through our strategic restructuring we will return to profitability by simplifying our business and returning to the core principles that have driven our success for the past 137 years: serving small businesses and consumers in our branch communities," said Miller.

"As an example of this renewed focus on our traditional branch-based business, in the third quarter we expanded our loan portfolio in our headquarters community of Columbus, Indiana. We were pleased that Irwin Union Bank was the leading producer of consumer residential mortgage loans to our neighbors in the community during the third quarter-producing 44 percent more residential loan volume than the next largest competitor locally," Miller concluded.

Financial highlights are presented in the table below.

$ in millions, except EPS	3Q 2008	2Q 2008	Percent Change	3Q 2007	Percent Change
Net Interest Income	$48	$62	(22)%	$65	(26)%
Provision for Losses	(58)	(158)	(63)%	(28)	104%
Non-Interest Income	4	7	(46)%	7	(50)%
Total Consolidated Net Revenues	(6)	(89)	(93)%	44	NM
Non-Interest Expense	70	44	60%	46	52%
Net Loss From Continuing Operations	(54)	(107)	(49)%	(1)	6678%
Discontinued Operations	N/A	N/A	N/A	(17)	N/A
Net Loss	(54)	(107)	(49)%	(18)	202%
Earning (Loss) per Share from Continuing Operations (diluted)	(1.85)	(3.64)	(49)%	(0.05)	3600%
Loan and Lease Portfolio	4,695	5,455	(14)%	5,680	(17)%
Deposits	3,166	3,505	(10)%	3,503	(10)%
Shareholders' Equity	274	330	(17)%	489	(44)%
Total Risk-Based Capital Ratio	10.8%	10.7%	1%	12.9%	(16)%

Net interest income of $48 million was lower in the third quarter, reflecting the sale of the equipment leasing portfolio, the securitization of $268 million of home equity loans, and a reduced level of loans. Non-interest expense increased on a sequential quarter basis reflecting restructuring activities.

The consolidated net interest margin declined to 4.16 percent as compared to 4.38 percent during the second quarter, reflecting a smaller loan portfolio and excess liquidity retained to address environmental conditions in the banking industry during the quarter. Reflecting the strategic restructuring and the sale of small-ticket leasing businesses, the consolidated loan and lease portfolio declined nearly $800 million during the quarter, totaling $4.7 billion as of September 30. Both loans and deposits fell about ten percent during the quarter as we de-levered the balance sheet.

The Corporation had $274 million or $8.82 per share in common shareholders' equity as of September 30. At quarter-end, the Corporation's Tier 1 and Total Risk-based Capital Ratios were 6.8 percent and 10.8 percent, respectively, compared to 7.4 percent and 10.7 percent as of June 30, 2008. The capital ratios of Irwin Union Bank and Trust were 9.3 percent and 11.3 percent, respectively at September 30, 2008 and the same ratios for Irwin Union Bank, FSB were 11.2 percent and 12.4 percent.

The Corporation's third quarter allowance for loan and lease losses increased substantially. The allowance totaled $232 million as of September 30, 2008, up from $216 million at the end of June and $104 million a year earlier. This increase in allowance was necessitated primarily by an increase in non-performing loans in its commercial banking segment. In that segment, non-performing loans have increased 385 percent year-over-year. That deterioration has been addressed, however, by the specific reserves taken on non-performing loans, which have increased by 522 percent during the same period.

Thirty-day and greater delinquencies (30+DPD) and the ratios of Allowance for Loan and Lease Losses (ALLL) to Loans, ALLL to Nonperforming Loans(NPLs), and Loan Loss Provision (LLP) to charge-offs (C/Os) are shown in the next table.

	3Q 2008				2Q 2008
	30+ DPD	ALLL to Loans	ALLL to NPLs	LLP to C/Os	30+ DPD	ALLL to Loans	ALLL to NPLs	LLP to C/Os

Commercial Banking	1.13%	2.57%	55%	323%	0.87%	1.75%	86%	175%
Commercial Finance	1.30%	1.04%	69%	41%	0.83%	1.02%	132%	83%
Franchise Finance channel	1.31%	0.96%	82%	105%	0.27%	0.96%	124%	103%
Home Equity	7.43%	12.06%	376%	95%	6.06%	11.63%	382%	297%
Total	3.02%	4.98%	129%	140%	2.20%	4.20%	203%	157%

Segment Results

Net loss by line of business is shown below. Additional detail for each segment is available in the Quarterly Report on Form 10-Q.

Net Income(loss) ($ in millions)	3Q 2008	2Q 2008	Percent Change	3Q 2007
Commercial Banking	($15)	($9)	72%	$5
Commercial Finance	(2)	(23)	(91)%	4
Franchise Finance	3	2	96%	3
Small ticket Leasing (exiting)	(5)	(25)	(78)%	1
Home Equity	(24)	(44)	(47)%	(8)
Subtotal, Operating Segments	(41)	(77)	(47)%	0
Other Segments, Including Parent	(14)	(30)	(55)%	(1)
Net Income (Loss) From Continuing Operations	(54)	(107)	(49)%	(1)

Income (Loss) From Discontinued Operations - Mortgage Banking	N/A	N/A	N/A	(17)
Consolidated Net Income (Loss)	$ (54)	$ (107)	(49)%	$ (18)

The commercial banking segment lost $15.1 million during the third quarter, reflecting increases in loss provisions primarily for commercial real estate related loans. The segment added $20 million to loan loss reserves in excess of quarterly charge-offs of $9 million, through a total loan loss provision of $29 million. The segment's allowance for losses grew to 2.57 percent of loans as of September 30, up from 1.75 percent as of June 30. Thirty-day and greater delinquencies increased from 0.87 percent at June 30 to 1.13 percent at September 30.

The commercial banking segment's loan balances declined during the quarter as it worked to reduce its concentration of commercial real estate loans. Net interest margin was 3.58 percent during the quarter, down from 3.66 percent during the second quarter, reflecting unsettled conditions in the markets and a decline in earning assets.

The commercial finance line of business reduced its loss to $2 million in the third quarter of 2008, compared to a loss of $23 million in the second quarter. The loss in each quarter reflected the costs of exiting the equipment leasing channels. Net interest margin for the line of business was 4.31 percent, up modestly from 4.24 percent in the second quarter.

The franchise finance channel, a continuing part of Irwin Financial included in the commercial finance line of business, earned $3.3 million during the third quarter, up from $1.7 million during the second quarter. The franchise finance portfolio totaled $611 million at September 30, compared to $651 million as of June 30. Credit quality in the franchise finance portfolio declined in third quarter as some franchisees were affected by slowing consumer demand and rising food costs. Thirty-day and greater delinquencies were 1.31 percent, compared with 0.27 percent at June 30 and 0.55 percent at the end of March. Charge offs in the third quarter were an annualized 0.57 percent compared to the allowance for loan losses of 0.96 percent at September 30. Franchise loan sales totaled $48 million, with a net gain on sales of 3.2 percent of loans sold.

The home equity segment lost $24 million during the third quarter, compared to a loss of $44 million during the second quarter. Results during the quarter were negatively affected by loss provisions of $27 million and restructuring charges related to the planned exit of the segment of $15 million.

Thirty-day and greater delinquencies on the total portfolio increased from 6.06 percent at June 30 to 7.43 percent at September 30. The allowance for loan losses totaled $155 million at September 30 or 12.1 percent of the portfolio. The segment continues to see historically high levels of losses from customers who had strong credit characteristics at origination. The weighted-average FICO score of borrowers who defaulted during the third quarter of 2008 was 688. The home equity portfolio is in run-off mode.

The other bank and non-bank consolidating entities lost $14 million during the third quarter, compared with $30 million during the second quarter. The loss was primarily due to a deferred tax valuation allowance of $8 million and other-than-temporary impairment of $2 million on a portion of the securities portfolio which has not traded in several quarters due to market conditions. Notwithstanding the mark-to-market impairment of this portfolio to approximately 15 percent of its face value, these securities remain current on scheduled interest.

The company will host an investor conference call at 1:00 p.m., EST, November 10, 2008, to discuss third quarter results. The toll-free number for the call is (800) 640-9765; please tell the operator you would like to join the Irwin Financial call, confirmation #23194149. A replay of the call will be available on the Irwin Financial Corporation website at: http://www.irwinfinancial.com/investors/index_ir.htm.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation provides banking services to small businesses and consumers in selected markets.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. Forward-looking statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. In addition, our past results of operations do not necessarily indicate our future results. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or will not or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth or decline in our earnings and profitability, statements and assumptions relating to projected trends or potential changes in our risk profile, asset quality, reserves, asset valuations, liquidity and capital positions;
  statements about the effects of the restructuring transactions including expected restructuring costs;
  statements about our capital raising efforts; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential deterioration or effects of general or regional economic conditions, particularly in sectors relating to real estate and/or mortgage lending or small business-based manufacturing and services; potential effects related to the Corporation's decision to suspend the payment of dividends on its common, preferred and trust preferred securities; difficulties in completing the transactions for the disposition of our home equity business, including selling or otherwise reducing risk associated with home equity loans on our balance sheet, selling the assets or platform of the home equity business, completing due diligence satisfactory to the purchaser, obtaining third-party consents for the transfer of assets, platforms or servicing, satisfying conditions necessary to release purchase price proceeds from escrow in connection with the home equity transactions, and complying with statutory or regulatory requirements, if any; difficulties in obtaining the desired tax treatment for the home equity transactions; the inability to garner sufficient support for our capital raising efforts, including a failure to obtain, or a delay in obtaining, any necessary regulatory approvals; potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; competition from other financial service providers for experienced managers as well as for customers; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters; difficulties in accurately estimating any future repurchases of residential mortgage, home equity or other loans or leases due to alleged violations of representations and warranties we made when selling these loans and leases to the secondary market or securitizations; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining or retaining deposit or other funding sources as needed; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line-of-business performance; unanticipated lawsuits or outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift, including the written agreement the Corporation and its state-chartered bank subsidiary, Irwin Union Bank and Trust Company, entered into with the Federal Reserve Bank of Chicago and the Indiana Department of Financial Institutions on October 10, 2008, and the written agreement the Corporation's federal savings bank subsidiary, Irwin Union Bank, F.S.B., entered into with the Office of Thrift Supervision on the same day; the application of or changes in the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of the remaining assets and obligations of our discontinued mortgage banking segment, and, after completion of transactions involving the sale of assets, our home equity segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

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A registration statement relating to a rights offering of our common shares has been filed with the Securities and Exchange Commission but has not yet become effective. The common shares in the rights offering may not be sold nor may offers to buy be accepted prior to the time the registration statement has become effective.

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